Exhibit 23.2




                          INDEPENDENT AUDITOR'S CONSENT





     We consent to the incorporation by reference in the Registration Statement of Level 8 Systems, Inc. on Form S-8 of our report dated January 31, 1997, except for Note H, as to which the date is April 6, 1998, relating to the consolidated financial statements of Level 8 Systems, Inc. and subsidiaries as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, which report appears in this December 31, 1997, annual report on Form 10-K and Form 10-K/A of Level 8 Systems, Inc.




                                 /s/ LURIE, BESIKOF, LAPIDUS & CO., LLP

Minneapolis, Minnesota
September 29, 1998